ACS Holdings, Inc. Announces Debt Restructuring and files Form 8K

ORLANDO, FL. March 2, 2005/ (Businesswire)--ACS Holdings, Inc. ("Company" or "ACSH") (OTC-BB:ACSJ), announced today that effective February 28, 2005 the Company through its consultant KMA Capital Partners, LTD. restructured approximately $1.7M in debt and filed a Form 8K with the SEC in connection with this matter.

In the ongoing restructuring effort of Company, investors representing approximately 94%, or $1.67 Million of notes with the Company, entered into an agreement to convert their notes into preferred equity in ACS Holdings Inc. The investors will receive Preferred Shares and warrants, if converted in 2 years total 586,000,000 common shares. The restructuring is an ongoing effort of KMA Capital Partners.This restructuring accounts for 95% of the investors involved with Company since its inception.

Mark Width, CEO ACS Holdings Inc., stated, "We are extremely appreciative of the cooperation we received from the investor base in working with the Company and KMA in the restructuring of the Company. This is a major step in moving forward with the Company as a BDC."

KMA plans a series of press releases to keep the investing public aware of the progression of the reorganization plan.

About ACS Holdings Inc.

ACS Holdings Inc., is a Business Development Company under the Investment Act of 1940 and upon the completion of the reorganization will aggressively seek opportunities in emerging and fast growth industries. The Company is currently evaluating opportunities in the financial services, manufacturing, construction, medical and real estate markets

Safe Harbor

The statements made in this release constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changing economic conditions, interest rates trends, continued acceptance of the Company's products in the marketplace, competitive factors and other risks detailed in the Company's periodic report Filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:
Warren White                                        KMA Capital Partners, Ltd.
                                                    7658 Municipal Drive
                                                    Orlando, Florida  32819
                                                    Ph: 407-370-4300
                                                    Fax: 407 226-3977
                                                    info@KMAcapital.com
                                                    www.KMAcapital.com

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Source: KMA Capital Partners and ACS Holdings Inc